Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-148656

PROSPECTUS SUPPLEMENT NO. 3
DATED August 29, 2008
(To Prospectus dated May 8, 2008)

REDROLLER HOLDINGS, INC.
11,700,150 Shares of Common Stock

This Prospectus Supplement No. 3 updates information contained in, and should be read in conjunction with, that certain Prospectus, dated May 8, 2008, of RedRoller Holdings, Inc. (the “Prospectus”), as updated by Prospectus Supplement No. 1, dated May 16, 2008 (“Prospectus Supplement No. 1”), and Prospectus Supplement No. 2, dated August 20, 2008 (“Prospectus Supplement No. 2” and, together with Prospectus No. 1 and this Prospectus Supplement No. 3, the “Prospectus Supplements”).  You should read this Prospectus Supplement No. 3 together with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2.  The Prospectus relates to the public sale, from time to time, of up to 11,700,150 shares of our common stock by the selling stockholders identified in the Prospectus.  We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

The information attached to this Prospectus Supplement No. 3 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by the Prospectus Supplements.

This Prospectus Supplement No. 3 includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on August 29, 2008.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “RROL.OB”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus Supplements (or the original Prospectus dated May 8, 2008) are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2008

RedRoller Holdings, Inc.
 (Exact name of Registrant as Specified in its Charter)

Delaware	333-133987	98-0539667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Soundview Plaza
1266 East Main St.
 Stamford, CT 06902-3546
 (Address of Principal Executive Offices)

(203) 852 - 0100
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2008, RedRoller Holdings, Inc. (the “Company”) borrowed $50,000 from Mr. John Petti pursuant to a Note and Warrant Purchase Agreement (the “First Agreement”).  Pursuant to the First Agreement, the Company issued Mr. Petti (i) a promissory note bearing interest at the rate of 20% per annum (the “First Note”) and (ii) a five-year warrant to purchase 125,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $0.472 per share.  The principal and all interest accrued upon the First Note is payable in full upon demand of Mr. Petti on the earlier to occur of (i) August 25, 2009 and (ii) the occurrence of an event of default under the First Note.  Mr. Petti is the holder of 72,601 shares of Common Stock.

On August 27, 2008, the Company borrowed $100,000 from Mr. Sterling Pile pursuant to a Note and Warrant Purchase Agreement (the “Second Agreement”).  Pursuant to the Second Agreement, the Company issued Mr. Pile (i) a promissory note bearing interest at the rate of 20% per annum (the “Second Note”) and (ii) a five-year warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.458 per share.  The principal and all interest accrued upon the Second Note is payable in full upon demand of Mr. Pile on the earlier to occur of (i) August 27, 2009 and (ii) the occurrence of an event of default under the Second Note.  Mr. Pile is the holder of 802,977 shares of Common Stock and formerly served as a member of the Board of Directors of RedRoller, Inc., a wholly-owned subsidiary of the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is contained in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 29, 2008	RedRoller Holdings, Inc.

	By:	/s/ Michael Tribolet
Michael Tribolet
Chief Executive Officer